[DECHERT LETTERHEAD]
                                                                     Exhibit (i)





September 27, 2002


Scudder Money Market Trust
Two International Place
Boston, MA 02110-4103

Re: Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A (SEC File No. 2-78122)


Ladies and Gentlemen:

Scudder Money Market Trust (the "Trust") is a trust created under a written Declaration of Trust dated April 17, 2000. The Trust assumed the Registration Statement (as defined below) of Scudder Fund, Inc., a Maryland corporation organized under Articles of Incorporation dated June 16, 1982. The Declaration of Trust, as amended from time to time, is referred to as the "Declaration of Trust." The beneficial interest under the Declaration of Trust is represented by transferable shares with a par value of $.01 per share (the "Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

We are of the opinion that all legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the number of Shares authorized to be issued under the Declaration of Trust is unlimited. Under Article V, Section 5.11, the Trustees may authorize the division of Shares into two or more series and under Article V, Section 5.13, may also authorize the division of Shares of series of the Trust into two or more classes. By written instruments, the Trustees have from time to time established various series of the Trust and various classes of the series. The Shares are currently divided into one series, Scudder Money Market Series (the "Fund"). Currently, the Shares of the Fund are divided into six classes.

By votes adopted on December 10, 2001, August 7, 2000 and November 13, 2000, the Trustees of the Trust authorized the President, any Vice President, the Secretary and the Treasurer, from time to time, to cause to be registered with the Securities and Exchange Commission an indefinite number of Shares of each series of the Trust and to cause such Shares to be offered and sold to the public.

We understand that you are about to file with the Securities and Exchange Commission, on Form N-1A, Post-Effective Amendment No. 37 to the Trust's Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities

Scudder Money Market Trust
September 27, 2002
Page 2


Act"), in connection with the continuous offering of the Shares of the Fund. We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

We are of the opinion that all necessary Trust action precedent to the issue of the Shares of the Fund has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 37 to the Registration Statement.

Very truly yours,

/s/ Dechert